Exhibit 5.1

[Letterhead of Rhudd & Associates]

November 18, 2009

Sinovac Biotech Ltd.

No.39 Shangdi Xi Road,

Haidian District, Beijing 100085

People’s Republic of China

Dear Sirs,

Sinovac Biotech Ltd. (the “Company”)

We have acted as special Antigua and Barbuda legal counsel to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement,” which term does not include any exhibits thereto) to be filed pursuant to Rule 415 under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “SEC”) with respect to the proposed issuance by the Company of up to 10,000,000.00 common shares (the “Shares”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following draft documents:

(i)            the Registration Statement; and

(ii)           the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed and relied upon (i) the articles of incorporation and by-laws of the Company, (ii) a copy of the written resolutions of the board of directors of the Company passed on November 10, 2009, (iii) the register of members of the Company, and (iv) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Antigua and Barbuda. This opinion is to be governed by and construed in accordance with the laws of Antigua and Barbuda and is limited to and is given on the basis of the current law and practice in Antigua and Barbuda.

On the basis of and subject to the foregoing, we are of the opinion that:

(i)            The Company is duly incorporated and existing under the laws of Antigua and Barbuda.

(ii)           On the assumption that the Shares have been duly authorised prior to the issuance of such Shares, and when the Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Prospectus and Registration Statement, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

(iii)          The statements relating to certain Antigua and Barbuda tax matters set forth under the caption “Taxation — Antigua and Barbuda Taxation” in the Prospectus are true and accurate based on current Antigua and Barbuda law and practice at the date of this letter.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings “Enforcement of Civil Liabilities” and “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC thereunder.

Yours faithfully,

/s/ Septimus A. Rhudd
Septimus A. Rhudd
Rhudd & Associates
Attorneys-at-Law

SAR/ab